Exhibit 99

Media Contact	August 14, 2006
Andy Brimmer, 205-410-2777	For Immediate Release

HEALTHSOUTH REPORTS SECOND QUARTER EARNINGS

Improved Results from Prior Year

Strong 75% Rule Compliant Case Growth

Development Initiatives Ahead of Schedule

BIRMINGHAM, Ala. – HealthSouth Corporation (OTC Bulletin Board: HLSH.OB) today filed its quarterly financial statements on Form 10-Q for the period ended June 30, 2006 with the Securities and Exchange Commission (the “SEC”). The filing can be found on the SEC’s website at www.sec.gov. The information below is summarized and should be read in conjunction with the Form 10-Q filed today.

“Overall, I’m encouraged by the progress we made in the second quarter,” said HealthSouth President and CEO Jay Grinney. “We saw improved results from the prior year and our development pipeline indicates there are excellent growth opportunities in the post-acute, surgery and outpatient segments. Additionally, our Diagnostic Division is stabilizing and we believe there will be strong interest in these assets when we begin marketing them later this year.”

Consolidated Results

The Company reported a pretax loss from continuing operations in the second quarter of $28.9 million, an improvement of $17.0 million over the second quarter 2005 pretax loss from continuing operations of $45.9 million.

Revenues for the second quarter were $787.5 million, a 3.8 percent decline from the same quarter a year ago. The revenue decline is a result of (i) the continued negative impact of the 75% Rule and negative pricing in the Inpatient Division; (ii) facility closures (which do not qualify as discontinued operations) primarily in the Outpatient, Surgery, and Diagnostic Divisions; and (iii) three surgery center facilities that became equity method investments rather than consolidated entities.

Segment Highlights

Operating Earnings are a key performance measure used by management to assess the results of each operating segment. Operating earnings include divisional overhead, but exclude corporate overhead. Operating earnings include the effect of minority interests in earnings of consolidated affiliates and equity in the net income of nonconsolidated affiliates.

Inpatient Division

Revenue in the Inpatient Division was lower by 1.7 percent or $7.8 million from declining volumes as a result of the continued implementation of the 75% Rule and negative Medicare pricing pressure. However, the strategic focus on growing compliant cases continues to yield excellent results. Compliant case growth was 4.8 percent in the second quarter.

Operating earnings margin declined to 21.2 percent in the second quarter from 23.9 percent in the same quarter a year ago. The operating earnings margin decline is the result of lower volumes, the negative effect of Medicare reimbursement changes and the higher costs of salaries and benefits (including inflationary increases needed to retain qualified personnel) and supplies related to treating more acute patients without a corresponding price increase. The second quarter included a $4.1 million loss on disposal of assets, which represented 0.9 percent of net operating revenues in the quarter.

In August 2006, the division signed a letter of intent to partner with TMC Healthcare in Tucson, Arizona to provide rehabilitation services and concluded its non-U.S. operations with the sale of its Australian facility, Cedar Court Rehabilitation Hospital.

Surgery Centers Division

The Surgery Centers Division revenue decline in the second quarter is an improvement over the first quarter 2006 performance where this division experienced a 6.7 percent decline. The decline in the quarter was 3.4 percent or $6.7 million with the majority of the decrease the result of three surgery centers that became equity method investments rather than consolidated entities after the second quarter of 2005 and the closure of seven facilities that did not qualify as discontinued operations.

Operating earnings margin declined to 10.5 percent in the second quarter from 11.1 percent in the same quarter a year ago. Operating earnings for the second quarter include a $1.6 million impairment charge, which is 0.8 percent of net operating revenues.

Outpatient Division

The Outpatient Division experienced a decline in revenues of $12.8 million in the second quarter as a result of continued competition, closures of underperforming facilities and the annual per-beneficiary limitation on Medicare outpatient therapy services (effective January 1, 2006).

Operating earnings margin increased to 8.8 percent from 5.8 percent in the same quarter a year ago, as the division continued to reduce expenses through headcount reductions and closure of underperforming facilities.

In July 2006, the division completed a transaction to acquire the assets of Hurrle Orthopaedic Physical Therapy, P.C. in Indianapolis, Indiana.

Diagnostic Division

The Diagnostic Division, which is not considered part of the Company’s core business, experienced a decline in revenues of $5.6 million or 9.8 percent less than the second quarter a year ago due to competitive pressures and the closure of underperforming facilities that did not qualify as discontinued operations.

The division has a negative operating margin of (23.5) percent in the quarter compared to 1.8 percent in the second quarter of 2005. The second quarter includes an impairment charge of $2.0 million, 3.9 percent of net operating revenues, and a loss on disposal of assets of $2.0 million, 3.9 percent of net operating revenues. The balance of the decline is primarily related to added expenses from the installation of a new billing and collection system and reduced profitability as a result of a negative case mix change in scanning activity.

Corporate and Other

Corporate and other operating loss improved $22.1 million from the same quarter a year ago. The second quarter of 2005 included an impairment of $13.0 million, primarily related to the Digital Hospital. The second quarter of 2006 includes a $6.9 million gain from the recovery of amounts previously reserved related to Source Medical. The remaining improvement relates, primarily, to lower professional fees and lower insurance costs.

Cash Flow and Balance Sheet

Cash and cash equivalents were $53.9 million at June 30, 2006. Total debt was $3,334.0 million. Payments on government and litigation were $56.2 million and capital expenditures were $43.2 million in six months ended June 30, 2006.

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,
	2006	2005
Net operating revenues	$787,513	$818,277

Operating expenses:
Salaries and benefits	354,870	360,371
Professional and medical director fees	19,978	23,073
Supplies	73,631	79,485
Other operating expenses	168,442	194,292
Provision for doubtful accounts	29,592	22,836
Depreciation and amortization	38,917	40,199
Loss (gain) on disposal of assets	2,954	(2,247)
Impairments	3,860	12,978
Government, class action, and related settlements expense	17,186	—
Professional fees – accounting, tax, and legal	27,996	28,981

Total operating expenses	737,426	759,968
Loss on early extinguishment of debt	4,565	33
Interest expense and amortization of debt discounts and fees, net	78,657	80,917
(Gain) loss on sale of investments	(1,049)	4,592
Gain on interest rate swap	(18,604)	—
Minority interests in earnings of consolidated affiliates, net of equity income of nonconsolidated affiliates	15,459	18,691

Loss from continuing operations before income tax expense	(28,941)	(45,924)
Provision for income tax expense	9,086	9,540

Loss from continuing operations	(38,027)	(55,464)
Loss from discontinued operations, net of income tax expense	(4,409)	(6,949)

Net Loss	$(42,436)	$(62,413)
Convertible perpetual preferred dividends	(9,244)	—

Net loss available to common shareholders	$(51,680)	$(62,413)

Weighted average common shares outstanding:
Basic	398,165	397,047

Diluted	464,511	398,827

Basic and diluted loss per share:
Net loss per share available to common shareholders	$(0.13)	$(0.16)

HealthSouth Corporation

Supplemental Non-GAAP Disclosures

(In Thousands)

	Three Months Ended June 30,
	2006	2005
Loss from continuing operations	$(38,027)	$(55,464)
Income tax expense	9,086	9,540
Depreciation and amortization	38,917	40,199
Interest expense, net	78,657	80,917
Other debt related (income) expense	(14,039)	33

Other adjustments under Debt Agreements (a):
Professional Fees	27,996	28,981
Impairments	3,860	12,978

Government, class action, and related settlements expense	17,186	—
All other (b)	12,309	16,780

Consolidated Adjusted EBITDA (1)	$135,945	$133,964

(1)	Consolidated Adjusted EBITDA is a non-GAAP financial measure. We believe Consolidated Adjusted EBITDA is an important measure that supplements discussion and analysis of our results of operation. We believe that it is useful to investors.

Consolidated Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income as an operating performance measure or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because Consolidated Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Consolidated Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(a) Our Senior Credit Facility and Senior Notes allow certain items to be added to arrive at Consolidated Adjusted EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

(b) All other.

	Three Months Ended June 30,
	2006	2005
	(In Thousands)
Non-cash losses on asset disposals	$6,159	$3,503
Compensation expense under FASB No. 123(R)	3,757	—
Restructuring charges under FASB Statement No. 146	2,077	5,584
Other	316	7,693

All Other	$12,309	$16,780

HealthSouth Corporation

Supplemental Segment Information

(In Thousands)

	Three Months Ended June 30, 2006
	Inpatient		Surgery Centers	Outpatient	Diagnostic	Corporate and Other
Net operating revenues:
2Q 2006	$451,345		$191,261	$85,682	$51,268	$20,424
2Q 2005	$459,098		$197,985	$98,479	$56,831	$24,272

Operating earnings (loss):
2Q 2006	$95,517		$20,113	$7,535	$(12,059)	$(76,478)
2Q 2005	$109,603		$21,920	$5,687	$1,024	$(98,616)

Depreciation and amortization:
2Q 2006	$17,612		$7,093	$3,023	$5,954	$5,236
2Q 2005	$15,496		$8,217	$3,310	$4,806	$8,369

Number of facilities as of 6/30/2006	202	(a)	153	606	76	5

(a)	Includes 98 Outpatient Satellites

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	Three Months Ended
	June 30, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents and marketable securities	$53,856	$199,456
Current portion of restricted cash	161,643	156,412
Accounts receivable, net of allowance for doubtful accounts	404,669	403,887
Other current assets	103,661	114,500

Total current assets	723,859	874,255
Property and equipment, net	1,153,879	1,197,944
Goodwill	913,820	911,403
Intangible assets, net	50,408	54,247
Investment in and advances to nonconsolidated affiliates	55,721	46,388
Other long-term assets	412,862	507,976

Total assets	$3,310,549	$3,592,213

Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$60,164	$33,866
Accounts payable	100,206	123,899
Accrued expenses and other current liabilities	394,318	476,616
Refunds due patients and other third-party payors	122,008	142,319
Current portion of government, class action, and related settlements	361,020	333,124

Total current liabilities	1,037,716	1,109,824
Long-term debt, net of current portion	3,273,843	3,368,071
Other long-term liabilities	338,467	381,297

	4,650,026	4,859,192

Minority interest in equity of consolidated affiliates	292,909	273,742
Convertible perpetual preferred stock	387,403	—

Shareholders’ deficit:
Total shareholders’ deficit	(2,019,789)	(1,540,721)

Total liabilities and shareholders’ deficit	$3,310,549	$3,592,213

HealthSouth Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2006	2005
Net cash used in operating activities	$(50,564)	$(20,361)
Net cash provided by (used in) investing activities	33,587	(24,725)
Net cash used in financing activities	(105,575)	(131,973)
Effect of exchange rate on cash and cash equivalents	(123)	(314)

Decrease in cash and cash equivalents	(122,675)	(177,373)
Cash and cash equivalents at beginning of period	175,617	449,097
Cash and cash equivalents of discontinued operations at beginning of period	1,977	6,314
Less: Cash and cash equivalents of discontinued operations at end of period	(1,063)	(5,152)

Cash and cash equivalents at end of period	$53,856	$272,886

Earnings Conference Call/Meeting

The Company will hold a meeting for investors in New York City on August 14, 2006 at 8 a.m. ET to review the second quarter earnings and provide an update of its current operations and strategic plan. The meeting will be held in the Penthouse Ballroom of the St. Regis Hotel at 2 East 55 Street, New York City. Individuals attending the meeting in person do not need to make a reservation.

Individuals will also be able to access the meeting via teleconference or a live Internet broadcast. To access the meeting by phone, please dial 800-369-1733 and enter pass code 9314005. International callers should dial 517-319-9288 and use the same pass code. A digital recording will be available, beginning approximately two hours after the completion of the meeting, from August 14, 2006 to August 28, 2006. To access the recording, please dial 866-424-4003. International callers should dial 203-369-0853.

The Internet broadcast will be available at www.healthsouth.com by clicking on an available link. The Webcast will be archived for replay purposes for two weeks after the live broadcast on the same Web site.

About HealthSouth

HealthSouth is one of the nation’s largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Q for the quarter ended March 31, 2006; and Form 10-Q for the quarter ended June 30, 2006.

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